Exhibit 10.3

COMBIMATRIX CORPORATION

EXECUTIVE CHANGE OF CONTROL SEVERANCE PLAN

CombiMatrix Corporation, a Delaware corporation (the “Company”) has adopted this Executive Change of Control Severance Plan (the “Plan”), effective as of November 10, 2009, for the benefit of certain key employees of the Participating Company Group.

The Company considers it essential to the best interests of its stockholders to take reasonable steps to retain its key management personnel.  Further, the Board of Directors of the Company (the “Board”) recognizes that the uncertainty and questions which might arise among management in the context of a Change of Control of the Company could result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.

The Board has determined, therefore, that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of its members of management of the Company to their assigned duties without distraction in the face of potentially disturbing circumstances arising from any possible Change of Control of the Company.

The Company hereby adopts this Plan for the benefit of its employees who are eligible as provided in the Plan.

Section 1.                                          Definitions.

1.1                                      “Accounting Firm” means the accounting firm engaged by the Company for general audit purposes immediately prior to the Change of Control Date or, if such firm is unable or unwilling to perform the calculations required under this Plan, such other national accounting firm as shall be designated by agreement between the Participant to whom Section 4.1 applies and the Company.

1.2                                      “Base Salary” means the Participant’s annual base salary as in effect during the last regularly scheduled payroll period immediately preceding such Participant’s Date of Termination.  Base Salary does not include any bonuses, commissions, fringe benefits, overtime, car allowances, other irregular payments or any other compensation except base salary.

1.3                                      “Board” means the Board of Directors of the Company.

1.4                                      “Cause” means a (i) felony conviction; or (ii) willful disclosure of material trade secrets or other material confidential information related to the business of a Participating Company; or (iii) willful and continued failure to substantially perform the same duties as in effect prior to the Change of Control for the Participating Company (other than any such failure resulting from physical or mental incapacity or any actual or anticipated failure resulting from a resignation for Good Reason) after a written demand for substantial performance is delivered by the Company, which demand identifies the specific actions which the Company believes constitute willful and continued failure substantially to perform duties, and which performance is not substantially corrected within ten (10) days of receipt of such demand.  For purposes of the previous sentence, no act or failure to act shall be deemed “willful” unless done, or omitted to be done, with willful malfeasance or gross negligence and without reasonable belief that action or omission was not materially adverse to the best interest of the Participating Company Group.

1.5                                      “Change of Control” means a Change of Control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement; provided, however, that anything in this Plan to the contrary notwithstanding, a Change of Control shall be deemed to have occurred if:

(a)                      any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity or person, or any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act, is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities entitled to vote in the election of directors of the Company;

(b)                     during any period of two (2) consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constituted the Board and any new directors, whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (the “Incumbent Directors”), cease for any reason to constitute a majority thereof;

(c)                     there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (a “Transaction”), in each case with respect to which the stockholders of the Company immediately prior to such Transaction do not, immediately after the Transaction, own securities representing more than 50% of the combined voting power of the Company, a parent of the Company or other corporation resulting from such Transaction (counting, for this purpose, only those securities held by the Company’s stockholders immediately after the Transaction that were received in exchange for, or represent their continuing ownership of, securities of the Company held by them immediately prior to the Transaction);

(d)                     all or substantially all of the assets of the Company are sold, liquidated or distributed; or

(e)                         there is a “Change of Control” or a “change in the effective control” of the Company within the meaning of Section 280G of the Code and the Regulations.

1.6                                      “Change of Control Date” means the date on which the Change of Control occurs.  Notwithstanding the first sentence of this definition, if a Participant’s employment with the Participating Company Group terminates prior to the Change of Control Date and it is reasonably demonstrated that such termination (a) was at the request of the third party who has taken steps reasonably calculated to effect the Change of Control or (b) otherwise arose in connection with or in anticipation of the Change of Control, then “Change of Control Date” means the date immediately prior to the date of such Participant’s termination of employment.

1.7                                      “Code” means the Internal Revenue Code of 1986, as amended, and any successor provisions thereto.

1.8                                      “Common Stock” means the common stock of the Company.

1.9                                      “Company” means CombiMatrix Corporation, a Delaware Corporation, and, except in determining under Section 1.5 hereof whether or not any Change of Control has occurred, shall include any successor to its business and/or assets.

1.10                                “Date of Termination” means the date of a Participant’s termination of employment with the Participating Company Group as determined in accordance with Section 3.6.

1.11                                “Disability” means a Participant’s (a) incapacity due to physical or mental illness which causes such Participant’s absence from the full-time performance of his or her duties with the Participating Company Group for six (6) consecutive months and (b) such Participant’s failure to return to full-time performance of his or her duties for the Participating Company Group within thirty (30) days after written Notice of Termination due to Disability is given to a Participant.  Any question as to the existence of Disability upon which a Participant and the Participating Company Group cannot agree shall be determined by a qualified independent physician selected by the Participant (or, if such Participant is not able to select a physician, such selection shall be made by any adult member of the Participant’s immediate family), and approved by the Participating Company Group.  The determination of such physician made in writing to the Participating Company Group shall be final and conclusive for all purposes of this Plan

1.12                                “Effective Date” means November 10, 2009.

1.13                                “Equity Awards” means options, stock appreciation rights, stock purchase rights, restricted stock, stock bonuses and other awards which consist of, or relate to, equity securities of the Company, in each case which have been granted to a Participant under the Equity Plans.  For purposes of this Plan, Equity Awards shall also include any shares of common stock or other securities issued pursuant to the terms of an Equity Award.

1.14                                “Equity Plans” means the CombiMatrix Corporation 2006 Stock Incentive Plan, and any other equity-based incentive plan or arrangement adopted or assumed by the Company, and any future equity-based incentive plan or arrangement adopted or assumed by the Company, but shall not include any Employee Stock Purchase Plan or any other plan intended to be qualified under Section 423 of the Code.

1.15                                “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.16                                “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor provisions thereto.

1.17                                “Good Reason” means a Participant’s resignation of employment during the Term as a result of any of the following:

(a)                      A meaningful and detrimental alteration in such Participant’s position, titles, or the nature or status of responsibilities (including reporting responsibilities) from those in effect immediately prior to the Change of Control Date;

(b)                     A reduction by the Participating Company Group in such Participant’s Base Salary as in effect immediately prior to the Change of Control Date or as the same may be increased from time to time thereafter;

(c)                      The relocation of the office of the Participating Company where such Participant is primarily employed immediately prior to the Change of Control Date (the “COC Location”) to a location which is more than twenty-five (25) miles away from the COC Location or the Participating Company’s requiring such Participant to be based more than twenty-five (25) miles away from the COC Location (except for required travel on the Participating Company’s business to an extent substantially consistent with the Participant’s customary business travel obligations in the ordinary course of business prior to the Change of Control Date);

(d)                     The failure by the Participating Company Group to pay or provide to such Participant with any material item of compensation or benefits promptly when due;

(e)                      The failure of the Participating Company Group to obtain an agreement from any successor to assume and agree to perform the obligations of this Plan, as contemplated in Section 9.1 hereof or, if the business for which such Participant’s services are principally performed is sold at any time after a Change of Control, the failure of the Participating Company Group to obtain such an agreement from the purchaser of such business;

(f)                        A material breach by the Participating Company Group of the provisions of this Plan;

provided, however, that an event described above in clause (a), (b), (d) or (f) shall not constitute Good Reason unless it is communicated by such Participant to the Company in writing and is not corrected by the Company in a manner which is reasonably satisfactory to such Participant (including full retroactive correction with respect to any monetary matter) within 10 days of the Company’s receipt of such written notice.

1.18                                “Group I Participant” means the Chief Executive Officer of the Company on the Change of Control Date, so long as he is not a party to any other retention and/or severance agreement with the Participating Company Group that is not otherwise waived in accordance with Section 3.9.

1.19                                “Group II Participant” means each senior management-level employee of a Participating Company who (i) is not a party to any other retention and/or severance agreement with the Participating Company Group that is not otherwise waived in accordance with Section 3.9, (ii) is not a Group I Participant and (iii) who, on the Change of Control Date, was a Section 16 Officer.

1.20                                “Involuntary Termination” means (i) a Participant’s involuntary termination of employment with the Participating Company Group during the Term other than for death, Disability or Cause or (ii) a Participant’s resignation of employment with the Participating Company Group during the Term for Good Reason.

1.21                                “Notice of Termination” means the notice specified in Section 3.6.

1.22                                “Participating Company Group” means the Company and any present or future United States parent and/or United States direct or indirect subsidiary corporations of the Company that have been designated by the Board as a “Participating Company” for purposes of this Plan (all of which along with the Company being individually referred to as a “Participating Company” and collectively referred to as the “Participating Company Group”).  For purposes of this Plan, a parent or subsidiary corporation shall be defined in Sections 424(e) and 424(f) of the Code and shall include entities related to the Company by similar ownership levels that are not corporations.

1.23                                “Participant” means each Group I Participant and each Group II Participant.

1.24                                “Plan” means this CombiMatrix Corporation Executive Change of Control Severance Plan.

1.25                                “Reference Salary” means the greater of (a) the annual rate of a Participant’s Base Salary from the Participating Company Group in effect immediately prior to the date of such Participant’s Involuntary Termination or (b) the annual rate of a Participant’s Base Salary from the Participating Company Group in effect at any point during the three-year period ending on the Change of Control Date.

1.26                                “Regulations” means the proposed, temporary and final regulations under Section 280G of the Code or any successor provision thereto.

1.27                                “Section 16 Officer” means an executive of the Company who has been designated by the Company or is otherwise required to report under Rule 16(a) of the Exchange Act.

1.28                                “Severance Benefits” means those benefits provided to a Participant under this Plan on account of a Change of Control, as determined in accordance with Section 3.2, 3.3 and 3.4 after the execution of a release of claims as required by Section 10.

1.29                                “Severance Multiple” means (a) with respect to Group I Participants, one (1), and (b) with respect to Group II Participants, one-half (0.5).

1.30                                “Term” means the period of a Participant’s employment that commences on the Change of Control Date and shall continue until the second anniversary of the Change of Control Date.

Section 2.                                            Employment During the Term.  During the Term, the following terms and conditions shall apply to a Participant’s employment with the Participating Company Group:

2.1                                      Titles; Reporting and Duties.  A Participant’s position, title, nature and status of responsibilities and reporting obligations shall be no less favorable than those that such Participant enjoyed immediately prior to the Change of Control Date.

2.2                                      Base Salary.  A Participant’s Base Salary may not be reduced, and such Participant’s Base Salary shall be periodically reviewed and increased in the manner commensurate with increases awarded to other similarly situated employees of the Participating Company Group.

2.3                                      Incentive Compensation.  A Participant shall be eligible to participate in each long-term incentive plan or arrangement established by the Participating Company Group for its employees at such Participant’s level of seniority in accordance with the terms and provisions of such plan or arrangement and at a level consistent with the Participating Company Group’s practices applicable to each Participant prior to the Change of Control Date.

2.4                                      Benefits.  A Participant shall be eligible to participate in all retirement, welfare and fringe benefit plans and arrangements that the Participating Company Group provides to its employees in accordance with the terms of such plans and arrangements, which shall be no less favorable to such Participant, in the aggregate, than the terms and provisions available to other similarly situated employees of the Participating Company Group.

2.5                                      Location.  A Participant shall continue to be employed at a business location in the metropolitan area in which such Participant was employed prior to the Change of Control Date and the amount of time that such Participant is required to travel for business purposes will not be increased in any significant respect from the amount of business travel required of such Participant prior to the Change of Control Date.

Section 3.                                            Severance Benefits.  In the event of a Participant’s Involuntary Termination, the terminated Participant shall be entitled to the following:

3.1                                      Payment of Wages and Accrued Vacation.  The Company shall pay to such terminated Participant within five (5) days of the date of such Involuntary Termination the full amount of any earned but unpaid Base Salary through the Date of Termination at the rate in effect at the time of the Notice of Termination, plus a cash payment (calculated on the basis of such Participant’s Reference Salary) for all unused vacation time which such Participant may have accrued as of the Date of Termination.

3.2                                      Payment of Cash Severance.  Subject to execution of a release of claims as described in Section 10 below, the Company shall pay to such terminated Participant an amount equal to the product of (a) such terminated Participant’s Reference Salary, multiplied by (b) such terminated Participant’s Severance Multiple.  This severance payment shall be in lieu of any other cash severance payments which such terminated Participant is entitled to receive under any other notice or severance pay and/or retention plan or arrangement sponsored by any Participating Company.  Except as otherwise provided in Sections 3.10 and 4.1 below, these cash payments will be made in a lump sum on the day following the Release Effective Date.

3.3                                      Vesting and Exercise of Equity Awards.  Subject to execution of a release of claims as described in Section 10 below, and notwithstanding anything to the contrary contained in an applicable Equity Award agreement, all Equity Awards held by a terminated Participant shall vest in full and, as applicable, shall become fully exercisable, as of the Date of Termination, except as otherwise provided in Sections 3.10 and 4.1 below.  Notwithstanding anything in this Plan to the contrary, in no event shall the vesting and exercisability provisions applicable to a terminated Participant under the terms of an Equity Award be less favorable to such Participant than the terms and provisions of such awards in effect on the Change of Control Date.

3.4                                      Benefits Continuation.  Subject to execution of a release of claims as described in Section 10 below, and subject to the terminated Participant and/or his or her eligible dependents electing continued medical insurance coverage in accordance with the applicable provisions of state and federal law (commonly referred to as “COBRA”), the Company shall pay the terminated Participant’s COBRA premiums for the duration of such COBRA coverage, or for the period of years equal to the Participant’s Severance Multiple, whichever is less.  If the terminated Participant’s medical coverage immediately prior to the Date of Termination included the terminated Participant’s dependents, the Company paid COBRA premiums shall include the premiums necessary for such dependents as have elected COBRA coverage.  Notwithstanding the above, in the event the terminated Participant becomes covered under another employer’s group health plan (other than a plan which imposes a preexisting condition exclusion unless the preexisting condition exclusion does not apply) or otherwise ceases to be eligible for COBRA during the period provided in this Section 3.4, the Company shall cease payment of the COBRA premiums.

3.5                                      Other Benefit Plans.  A terminated Participant’s participation and rights in other benefit plans as may be provided by the Participating Company Group at the time of his/her Involuntary Termination shall be governed solely by the terms and conditions of such plans, if any.

3.6                                      Date and Notice of Termination.  Any termination of a Participant’s employment by a Participating Company or by such Participant during the Term shall be communicated by a notice of termination to the other party hereto (the “Notice of Termination”).  The Notice of Termination shall indicate the specific termination provision in this Plan relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated.  The date of a Participant’s termination of employment with the Participating Company Group shall be determined as follows:  (i) if employment is terminated by the Participating Company Group in an Involuntary Termination, five (5) days after the date the Notice of Termination is provided by the Participating Company Group, (ii) if employment is terminated by the Participating Company Group for Cause, the later of the date specified in the Notice of Termination or ten (10) days following the date such notice is received by the Participant, and (iii) if the basis of a Participant’s Involuntary Termination is such Participant’s resignation for Good Reason, the Date of Termination shall be ten (10) days after the date such Participant’s Notice of Termination is received by the Company.

3.7                                      No Mitigation or Offset.  A terminated Participant shall not be required to mitigate the amount of any payment provided for in this Plan by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Plan be reduced (except as set forth in Section 3.4 above) by any compensation earned by such a terminated Participant as the result of employment by another employer or by retirement benefits paid by the Participating Company Group or another employer after the Date of Termination or otherwise.

3.8                                      Withholding.  Amounts paid to a Participant hereunder shall be subject to all applicable federal, state and local withholding taxes.

3.9                                      Waiver of Any Other Participating Company Retention/Severance Agreement.  A terminated Participant may elect, in his or her sole discretion, to waive each and every prior retention and/or severance agreement entered into between a Participating Company and such terminated Participant (the “Other Severance Benefits”) in order to participate and receive the Severance Benefits provided under this Plan. Such waiver shall be in writing in such form as may reasonably be specified by the Plan Administrator and shall be filed with the Company in accordance with such rules and procedures as may be reasonably established by the Plan Administrator.  The Participant may elect to waive the Other Severance Benefits at any time prior to receiving a payment under such benefits.

3.10                                Application of Section 409A.  Notwithstanding any other provision of this Plan, to the extent that (i) one or more of the payments or benefits received or to be received by a Participant pursuant to this Plan would constitute deferred compensation subject to the requirements of Code Section 409A, and (ii) the Participant is a “specified employee” within the meaning of Code Section 409A, then such payment or benefit (or portion thereof) will be delayed until the earliest date following the Participant’s “separation from service” with the Participating Company Group within the meaning of Code Section 409A on which the Company can provide such payment or benefit to the Participant without the Participant’s incurrence of any additional tax or interest pursuant to Code Section 409A, with all remaining payments or benefits due thereafter occurring in accordance with the original schedule.  In addition, this Plan and the payments and benefits to be provided hereunder are intended to comply in all respects with the applicable provisions of Code Section 409A.

Section 4.                                            Limitation on Payment of Benefits.

4.1                                      Parachute Payments.  In the event that it is determined by the Accounting Firm that any amount payable to a Participant under this Plan, alone or when aggregated with any other amount payable or benefit provided to such Participant pursuant to any other plan or arrangement of the Participating Company Group, would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, then notwithstanding the other provisions of this Plan, the amounts payable will not exceed the amount which produces the greatest after-tax benefit to the Participant.  For purposes of the foregoing, the greatest after-tax benefit will be determined within thirty (30) days of the occurrence of the event giving rise to such payment to the Participant.  The Company shall request a determination in writing by the Accounting Firm of whether the full amount of the payments to the Participant, or a lesser amount, will result in the greatest after-tax benefit to the Participant.  As soon as practicable thereafter, the Accounting Firm shall determine and report to the Company and the Participant the amount of such payments and benefits which would produce the greatest after-tax benefit to the Participant.  For the purposes of such determination, the Accounting Firm may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and the Participant shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make their required determination.  The Company shall bear all fees and expenses the Accounting Firm may reasonably charge in connection with its services contemplated by this Section.  If a reduced amount of the payments will give rise to the greatest after tax benefit, the reduction in the payments and benefits shall occur in the following order unless the Participant elects in writing a different order prior to the last day of the year preceding the date on which the event that triggers the payment occurs: (i) reduction of cash payments; (ii) cancellation of accelerated vesting of equity awards other than stock options; (iii) cancellation of accelerated vesting of stock options; and (iv) reduction of other benefits paid to the Participant.  In the event that acceleration of compensation from the Participant’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant unless the Participant elects in writing a different order for cancellation prior to the last day of the year preceding the date on which the event that triggers the payment occurs.

4.2                                      Non-Duplication of Benefits.  Notwithstanding any other provision in the Plan to the contrary, the benefits provided hereunder shall be in lieu of any other severance plan and/or retention agreement benefits provided by any Participating Company and the Severance Benefits and other benefits provided under this Plan shall be reduced by any severance paid or provided to a Participant by a Participating Company under any other plan or arrangement.

4.3                                      Indebtedness of Participant.  If a Participant is indebted to the Participating Company Group at his or her Date of Termination, the Company reserves the right to offset any benefits under this Plan by the amount of such indebtedness.

Section 5.                                            Plan Administration, Amendment and Termination.

5.1                                      Administration of the Plan.  The Plan shall be administered by the Plan Administrator.

5.2                                      Composition of Plan Administrator.

(a)                      Prior to the Change of Control Date, the “Plan Administrator” shall be the Compensation Committee of the Board.

(b)                     After the Change of Control Date, except as otherwise provided in Section 5.2(c) below, the “Plan Administrator” shall be composed of those individuals at the Company who held the titles of Chief Executive Officer and Chief Financial Officer, or titles functionally equivalent thereto immediately prior to the Change of Control Date, regardless of whether such members’ job titles have changed or they have left the Company.  The designation of an individual as holding such title or position shall constitute automatic appointment to the Plan Administrator.  The members of the Plan Administrator may appoint additional members to the Plan Administrator

(c)                          After the Change of Control Date, in the event that a member of the Plan Administrator is unwilling or unable to continue to serve as a member of the Plan Administrator, the members of the Plan Administrator shall, by majority vote, elect sufficient additional members, so that they replace all departing members or at least have a minimum of two members.  Such additional members should be persons who were employed by the Company prior to the Change of Control to the extent reasonably possible.

5.3                                      The members of the Plan Administrator shall not receive compensation for their services on the Plan Administrator.  The Participating Company Group shall indemnify and hold harmless members of the Plan Administrator from and against all liabilities, claims, demands and costs, including reasonable attorneys’ fees and expenses of legal proceedings, incurred by the members of the Plan Administrator which arise as a result of membership on the Plan Administrator.

5.4                                      Powers and Responsibilities.  The Plan Administrator shall have all powers necessary to enable it properly to carry out its duties with respect to the complete control of the administration of the Plan.  Not in limitation, but in amplification of the foregoing, the Plan Administrator shall have the power and authority in its discretion to:

(a)                      Determine which employees of the Participating Company Group shall participate under the Plan and their level of participation;

(b)                     Construe the Plan to determine all questions that shall arise as to interpretations of the Plan’s provisions, including determination of which individuals are eligible for Severance Benefits, the amount of Severance Benefits to which any employee may be entitled, and all other matters pertaining to the Plan;

(c)                      Adopt amendments to the Plan document which are deemed necessary or desirable bring these documents into compliance with all applicable laws and regulations, including but not limited to Code Section 409A and the guidance thereunder; and

(d)                     Establish procedures for determining who the members of the Plan Administrator shall be after a Change of Control and/or for electing additional members of the Plan Administrator pursuant to Section 5.2.

5.5                                      Decisions of the Plan Administrator.  Decisions of the Plan Administrator made in good faith upon any matter within the scope of its authority shall be final, conclusive and binding upon all persons, including Participants and their legal representatives.  Any discretion granted to the Plan Administrator shall be exercised in accordance with such rules and policies as may be established by the Plan Administrator from time to time.

5.6                                      Plan Amendment.  The Plan Administrator may amend or terminate the Plan and the benefits provided hereunder at any time prior to the Change in Control Date.  After the Change in Control Date, the Plan may not be amended or terminated, without the prior written consent of each Participant, with respect to that Participant’s participation under the Plan.

5.7                                      Plan Termination.  This Plan shall terminate automatically five (5) years from the Effective Date unless extended by the Company or unless a Change of Control shall have occurred prior thereto, in which case the Plan shall terminate following the later of the date which is at least twenty-four (24) months after the occurrence of a Change of Control or the payment of all Severance Benefits due under the Plan.

Section 6.                                            Claims for Benefits.  Any person who believes he or she is entitled to benefits under this Plan may submit a claim for benefits.  The claim must be in writing and should state the claimant’s reasons for claiming these benefits.  The claims should be sent to the Plan Administrator.  If the claim is denied, in whole or in part, written notice of the denial will be provided within ninety (90) days of initial receipt of the claim.  Such notice will include an explanation of the factors on which the denial is based and what, if any, additional information is needed to support the claim.  Further review of the claim may be obtained by filing a written request for review.  An individual whose claim for benefits is denied may file a request for review with the Plan Administrator within sixty (60) days.  After receiving a request for review, the Plan Administrator will render a final decision within sixty (60) days, unless circumstances require an extension of an additional sixty (60) days for the review.  In this case, the Plan Administrator will notify the claimant in writing of the need for an extension.  The Plan Administrator’s decision will be in writing, setting forth the specific reasons for the decision, as well as specific references to the Plan provisions upon which the decision is based.

Section 7.                                            Legal Fees and Expenses.  The Company shall pay or reimburse a Participant for all costs and expenses (including, without limitation, court costs and reasonable legal fees and expenses which reflect common practice with respect to the matters involved) incurred by such Participant as a result of any bona fide claim, action or proceeding (a)  contesting, disputing or enforcing any right, benefits or obligations under this Plan or (b) arising out of or challenging the validity, advisability or enforceability of this Plan or any provision thereof.  The payments or reimbursements provided for herein shall be paid by the Participating Company Group promptly (but in no event more than five (5) business days) following receipt of a written request for payment or reimbursement, as the case may be.  It is intended that each installment of payments under this Section 7 is a separate “payment” for purposes of Section 409A.  For the avoidance of doubt, it is intended that the payments under this Section 7 satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulation 1.409A-1(b)(11).

Section 8.                                            Miscellaneous.

8.1                                      No Contract of Employment.  Nothing in this Plan shall be construed as giving any Participant any right to be retained in the employ of the Participating Company Group or shall affect the terms and conditions of a Participant’s employment with the Participating Company Group prior to the commencement of the Term.

8.2                                      ERISA Plan.  This Plan is intended to be (a) an employee welfare plan as defined in Section 3(1) of ERISA and (b) a “top-hat” plan maintained for the benefit of a select group of management or highly compensated employees of the Participating Company Group.

8.3                                      Source of Payments.  All payments provided under this Plan, other than payments made pursuant to any other Participating Company Group employee benefit plan which provides otherwise, shall be paid in cash from the general funds of the Participating Company Group, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment.  To the extent that any person acquires a right to receive payments from the Participating Company Group hereunder, such right shall be no greater than the right of an unsecured creditor of the Participating Company Group.

8.4                                      Notice.  For the purpose of this Plan, notices and all other communications provided for in this Plan shall be in writing and shall be deemed to have been duly given when delivered or mailed by overnight courier or United States registered mail, return receipt requested, postage prepaid, addressed to the Plan Administrator, CombiMatrix Corporation, 6500 Harbour Heights Pkwy., Suite #303, Mukilteo, WA 98275, with a copy to the Chief Financial Officer of the Company, or to a Participant at the address set forth in the Participating Company Group’s payroll records or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

8.5                                      Nonalienation of Benefits.  No benefit under the Plan may be assigned, transferred, pledged as security for indebtedness or otherwise encumbered by any Participant or subject to any legal process for the payment of any claim against a Participant.

8.6                                      Validity.  The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.

8.7                                      Headings.  The headings contained in this Plan are intended solely for convenience of reference and shall not affect the rights of the parties to this Plan.

8.8                                      Governing Law.  This Plan shall be governed by and construed in accordance with the laws of the State of Washington to the extent such laws are not preempted by ERISA.

Section 9.                                            Successors; Binding Agreement.

9.1                                      Assumption by Successor.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform the obligations under this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder.  As used in this Section 9, the “Company” shall include the Company as defined in Section 1.9 and any successor to its business and/or assets which assumes and agrees to perform the obligations arising under this Plan by operation of law or otherwise.

9.2                                      Enforceability; Beneficiaries.  This Plan shall be binding upon and inure to the benefit of each Participant (and such Participant’s personal representatives and heirs) and the Company and any organization which succeeds to substantially all of the business or assets of the Company, whether by means of merger, consolidation, acquisition of all or substantially all of the assets of the Company or otherwise, including, without limitation, as a result of a Change of Control or by operation of law.  This Plan shall inure to the benefit of and be enforceable by each Participant’ personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If a Participant should die while any amount would still be payable hereunder if such Participant had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such Participant’s devisee, legatee or other designee or, if there is no such designee, to such Participant’s estate.

Section 10.                                      Release of Claims.  As a condition to the receipt of Severance Benefits, each Participant must execute and allow to become effective a release of claims in a form satisfactory to the Plan Administrator , with such execution occurring not prior to the Date of Termination and not later than 45 days after the Participant’s receipt thereof.  The date on which such release becomes effective is the “Release Effective Date”.  No Severance Benefits shall be paid to a Participant under this Plan prior to the Release Effective Date.  The form of release shall not cause the Participant to waive or release any claims or rights a Participant may have to be indemnified by the Company under applicable law or the terms of any then-effective indemnification agreement or obligation.  The form of the release shall follow the example attached as Exhibits A and B, updated as necessary for any changes in the law.

To record the adoption of the Plan as set forth herein, effective as of November 10, 2009, CombiMatrix Corporation has caused its duly authorized officer to execute the same this 10th day of November, 2009.

CombiMatrix Corporation

Dated: November 10, 2009	By:	/s/ AMIT KUMAR, PH.D.
Amit Kumar, Ph.D.
President and CEO

EXHIBIT A

RELEASE AGREEMENT

(For Employees Age 40 or Older)

I understand and agree completely to the terms set forth in the CombiMatrix Corporation Executive Change of Control Severance Plan (the “Plan”).  Certain capitalized terms used in this Release Agreement are defined in the Plan.

I hereby confirm my obligations under the Company’s proprietary information and inventions agreement.

[I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.]

In exchange for the benefits I am receiving under the Plan to which I am otherwise not entitled, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Agreement.  This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).    This release shall not include any indemnification obligations the Company may have to me.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA.  I also acknowledge that the consideration given under the Plan for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that:  (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release Agreement; (B) I have the right to consult with an attorney prior to executing this Release Agreement; (C) I have twenty-one (21) days to consider this Release Agreement (although I may choose to voluntarily execute it earlier); (D) I have seven (7) days following my execution of this Release Agreement to revoke it; and (E) this Release Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after I execute this Release Agreement.

EMPLOYEE

Name:

Date:

EXHIBIT B

RELEASE AGREEMENT

(For Employees  Under Age 40)

I understand and agree completely to the terms set forth in the CombiMatrix Corporation Change of Control Severance Plan (the “Plan”).  Certain capitalized terms used in this Release Agreement are defined in the Plan.

I hereby confirm my obligations under the Company’s proprietary information and inventions agreement.

[I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.]

In exchange for the benefits I am receiving under the Plan to which I am otherwise not entitled, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Agreement.  This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, and the California Fair Employment and Housing Act (as amended).   This release shall not include any indemnification obligations the Company may have to me.

I understand that I have seven (7) days to consider this Release Agreement (although I may voluntarily execute it earlier).

EMPLOYEE

Name:

Date: